UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 2, 2012

Date of report (Date of earliest event reported)

Wireless Ronin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475

Minnetonka, Minnesota 55345

(Address of principal executive offices, including zip code)

(952) 564-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01    NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a) On April 2, 2012, we received a deficiency letter from the NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Department notifying us that, for the past 30 consecutive business days, the closing bid price for our common stock has been below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Capital Market under Marketplace Rule 5550(a)(2).

We will be provided until October 1, 2012 to regain compliance, which will require a closing bid price for our common stock above $1.00 for a minimum of 10 consecutive business days. If we are not in compliance with Marketplace Rule 5550(a)(2) by October 1, 2012, we may be eligible to have an additional period of 180 days to regain compliance with the minimum bid price requirement. Alternatively, we could appeal a delisting determination to the NASDAQ Listing Qualifications Panel and thereby attempt to retain our listing on the NASDAQ Capital Market.

There can be no assurance that we will be able to regain compliance with NASDAQ continued listing requirements. If our common stock were delisted, the delisting may have an adverse impact on the price of our shares, the volatility of the price of our shares, and/or the liquidity of an investment in our shares.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under NASDAQ Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2012	Wireless Ronin Technologies, Inc.

	By:	/s/ Darin P. McAreavey
Darin P. McAreavey
Senior Vice President and Chief Financial Officer